As filed with the Securities and Exchange Commission on June 22, 2004.


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                  June 22, 2004


                            Darden Restaurants, Inc.
             (Exact name of registrant as specified in its charter)


        Florida                        1-13666                  59-3305930
(State or other jurisdiction    (Commission file number)       (IRS employer
    of incorporation)                                       identification No.)



                 5900 Lake Ellenor Drive, Orlando, Florida 32809
                    (Address of principal executive offices)



               Registrant's telephone number, including area code:
                                 (407) 245-4000



                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 12.          Results of Operations and Financial Condition.
                  ---------------------------------------------

                  On June 22, 2004, the Company issued a news release entitled "Darden Restaurants Reports Annual and Fourth Quarter Diluted Net Earnings Per Share," a copy of which is furnished herewith as Exhibit 99 to this current Report on Form 8-K.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  June 22, 2004                     DARDEN RESTAURANTS, INC.



                                          By:    /s/ Paula J. Shives
                                                 -------------------------
                                                 Paula J. Shives
                                                 Senior Vice President and
                                                 General Counsel

                                INDEX TO EXHIBITS


Exhibit Number           Description of Exhibit
--------------           --------------------------


         99 Press Release dated June 22, 2004, entitled "Darden Restaurants Reports Annual and Fourth Quarter Diluted Net Earnings Per Share."

                                                                      EXHIBIT 99

DARDEN RESTAURANTS
Red Lobster(R)Olive Garden(R)Bahama Breeze(R)Smokey Bones(R)
         www.darden.com
                                                      NEWS/INFORMATION
                                                      Corporate Relations
                                                      P.O. Box 593330
                                                      Orlando, FL  32859
                                    Contacts:
                                    (Analysts) Matthew Stroud (407) 245-6458
                                    (Media)    Jim DeSimone   (407) 245-4567
FOR RELEASE
June 22, 2004
4:30 PM ET

                      DARDEN RESTAURANTS REPORTS ANNUAL AND
                  FOURTH QUARTER DILUTED NET EARNINGS PER SHARE

ORLANDO, FL, June 22 - Darden Restaurants, Inc. (NYSE:DRI) today reported diluted net earnings per share for the fiscal year and fiscal fourth quarter ended May 30, 2004, which included an additional operating week compared to last year. Diluted net earnings per share were $1.36 for the year on net earnings of $231.5 million and 32 cents for the fourth quarter on net earnings of $53.7 million. As described in the table below, annual diluted net earnings per share, before the previously announced fourth quarter asset impairment and restructuring charge, was $1.50.

                                                   14 weeks ended 5/30/2004         53 weeks ended 5/30/2004
                                                                   Diluted Net                    Diluted Net
(In thousands except per share data)                  Net           Earnings            Net        Earnings
                                                    Earnings        Per Share         Earnings     Per Share
As reported                                         $53,716           $0.32           $231,462       $1.36
Asset impairment and restructuring charge            23,053            0.14             23,053        0.14
                                                     ------            ----             ------        ----
Adjusted                                             $76,769          $0.46           $254,515       $1.50

Darden Restaurants, the world's largest casual dining company, said full year sales increased 7.5% to $5.0 billion. In the fourth quarter, sales increased 10.7% to $1.4 billion driven primarily by new restaurant growth at Olive Garden and Smokey Bones and the additional operating week in the quarter.

"This was a good quarter for Darden Restaurants," said Joe Lee, Darden's Chairman and Chief Executive Officer. "We achieved solid fourth quarter diluted net earnings per share as a result of exceptional performance once again at Olive Garden and continued improvement at Red Lobster, Bahama Breeze and Smokey Bones. Strong leadership is the key to propelling future growth for Darden and we will benefit from recent steps to fill important leadership positions. We are committed to building the leadership teams we need to create a great company that will last for generations."

                                     -MORE-

Highlights for the quarter and year ended May 30, 2004 include the following:

o Net earnings were $231.5 million, or $1.36 per diluted share, for the fiscal year and $53.7 million, or 32 cents per diluted share, for the fourth quarter. These results include fourth quarter asset impairment and restructuring charges totaling approximately $23.1 million after tax for the closure of six Bahama Breeze restaurants and a write down of the value of four other Bahama Breeze restaurants, one Olive Garden restaurant and one Red Lobster restaurant.

o Net earnings for the fiscal year (excluding the asset impairment and restructuring charges) were $254.5 million, or $1.50 per diluted share, on sales of $5.0 billion (53 weeks). Last year net earnings were $232.3 million, or $1.31 per diluted share, on sales of $4.7 billion (52 weeks).

o Net earnings for the fourth quarter (excluding the asset impairment and restructuring charges) were $76.8 million, or 46 cents per diluted share, on sales of $1.4 billion (14 weeks). Last year net earnings were $61.1 million, or 35 cents per diluted share, on sales of $1.2 billion (13 weeks).

o Olive Garden's same-restaurant sales increased 5.0% in the fourth quarter on a 13 weeks versus 13 weeks basis. This is the 39th consecutive quarter of same-restaurant sales growth, bringing Olive Garden's same-restaurant sales increase for the fiscal year to 4.6%. Olive Garden also opened 11 new restaurants in the fourth quarter and 23 new restaurants during fiscal 2004.

o On May 20, the Company announced that Kim Lopdrup, a 19-year industry veteran, would become President of Red Lobster. In addition to Lopdrup, the Company announced that Kelly Baltes, who has spent 19 years in the casual dining industry, would become Executive Vice President of Operations for Red Lobster and Jane Diange, a 10-year casual dining veteran, would become Senior Vice President of Human Resources for Red Lobster.

o Smokey Bones opened 10 restaurants during the fourth quarter and, with a total of 30 openings during the full fiscal year, increased in size to 69 restaurants in operation. Total sales for Smokey Bones in fiscal 2004 were $174.3 million and average annual sales per restaurant were $3.2 million.

o Darden purchased 4.4 million shares of its common stock in the fourth quarter, bringing the total number of shares repurchased during the year to
     10.7 million.









                                     -MORE-

Operating Highlights

OLIVE GARDEN'S fourth quarter sales of $593.5 million were 15.7% above prior year, driven primarily by a same-restaurant sales increase of 5.0% (on a 13 weeks versus 13 weeks basis), revenue from 19 net new restaurants opened during fiscal 2004 and sales from the additional operating week. This is the 39th consecutive quarter of comparable-restaurant sales growth for Olive Garden. Olive Garden had record total sales for the fiscal year of $2.2 billion, up 11.1% from last year, and its average annual sales per restaurant were $4.1 million (52 week base). For the quarter, the company's sales gains, combined with lower food and beverage costs, restaurant expenses and selling, general, and administrative expenses as a percent of sales, more than offset increased restaurant labor expenses. This resulted in a strong double-digit increase in operating profit for the quarter and the year along with record annual operating profit and return on sales.

"This was a great quarter to complete an outstanding year for Olive Garden," said Drew Madsen, President of Olive Garden. "I am delighted that we could deliver such strong growth and record financial performance in sales, operating profit and return on sales. We have an exceptional team that is focused on delighting our guests with a genuine Italian dining experience. I want to thank that team for making our guests feel like family, whenever they choose to dine at Olive Garden. We are excited about our future and the opportunity to achieve even higher levels of success."

RED LOBSTER'S fourth quarter sales of $652.8 million were 1.3% above prior year, driven by seven net new restaurants opened during fiscal 2004 and sales from the additional operating week partially offset by a 6.4% decrease in same-restaurant sales (on a 13 weeks versus 13 weeks basis). Red Lobster's total sales for the fiscal year were $2.4 billion, up 0.1% from last year, and its average annual sales per restaurant were $3.6 million (52 week base). Same-restaurant sales for the fiscal year were down 3.5%. Lower food and beverage costs, restaurant expenses and selling, general and administrative expenses as a percent of sales more than offset higher restaurant labor expenses, which led to a strong double-digit increase in operating profit for the quarter versus last year.

"We are encouraged that our team was able to grow profits in the fourth quarter, despite considerable challenges," said Kim Lopdrup, President of Red Lobster. "Importantly, we also increased our guest satisfaction scores significantly, and our sales trend since April has improved after we introduced our new transitional advertising campaign. Our 63,000 dedicated employees are committed to enhancing the dining experience of all our guests and building a simply great future for Red Lobster and all its stakeholders."

BAHAMA  BREEZE  opened  its  new,   reduced-investment   prototype  building  in
Pittsburgh, PA during the fourth quarter. Bahama Breeze also closed six restaurants during the quarter, reducing the total number in operation to 32 restaurants. Total sales for Bahama Breeze were $176.3 million in fiscal 2004 and average annual sales per restaurant (excluding the six closed restaurants) were $5.2 million (on a 52 week basis).

SMOKEY BONES opened 10 restaurants during the fourth quarter and had 69 restaurants in operation at the end of the fiscal year. Since the end of the quarter, Smokey Bones has opened one restaurant located in Bowie, MD. Total sales for Smokey Bones were $174.3 million in fiscal 2004 and average annual sales per restaurant were $3.2 million (on a 52 week basis). The company plans to open 30 to 40 restaurants during fiscal 2005.

                                     -MORE-

Other Actions

Darden continued the buyback of its common stock, purchasing 4.4 million shares in the fourth quarter. Since commencing its repurchase program in December 1995, the Company has repurchased a total of 109.2 million shares under authorizations totaling 115.4 million shares.

The Company's Annual Meeting of Shareholders will be held on September 29, 2004 at the Gaylord Palms Orlando Resort Hotel in Kissimmee, FL. The record date for shareholders entitled to vote at the Annual Meeting is July 26, 2004.


May 2004 Same-Restaurant Sales Results

Darden reported same-restaurant sales for the five-week May fiscal month ended May 30, 2004, which had an additional operating week versus last year. This period is the last month of Darden's fiscal 2004 fourth quarter.

Same-restaurant sales at Olive Garden were up 1% to 2% for fiscal May on a four weeks versus four weeks basis, which reflected a 2% to 3% increase in check average and a 1% to 2% decrease in guest counts. The check average increase was a result of a 2% to 3% increase in pricing and a 0% to 1% increase from menu mix changes. Last year, same-restaurant sales at Olive Garden were flat during fiscal May.

Same-restaurant sales at Red Lobster were down 4% to 5% for fiscal May on a four weeks versus four weeks basis, which reflected a 0% to 1% decrease in check average and a 4% to 5% decrease in guest counts. The check average increase was a result of a 0% to 1% increase in pricing and a 1% decrease from menu mix changes. Last year, same-restaurant sales at Red Lobster were down 2% to 3% during fiscal May.


Fiscal 2005 Outlook

Darden expects combined same-restaurant sales growth in fiscal 2005 of between 1% and 3% for Red Lobster and Olive Garden. Darden also expects to open at least 50 to 60 new restaurants in fiscal 2005.

"We have strong, consumer driven businesses and we will continue to do what is necessary to drive their growth. Given our near term focus to strengthen the performance at Red Lobster and Bahama Breeze, the continued roll-out of Smokey Bones as well as some uncertainty in economic conditions and the extra operating week in fiscal 2004, we believe diluted net earnings per share growth in the range of 8% to 12% is appropriate for fiscal 2005," said Lee. "Over the long term, we believe we can achieve annual diluted earnings per share growth in the double-digit range."

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,300 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of $5.0 billion.

                                     -MORE-

Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.



                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

        05/30/04                                                        05/25/03
        --------                                                        --------
             649               Red Lobster USA                               642
              31               Red Lobster Canada                             31
             ---               ------------------                            ---
             680               Total Red Lobster                             673

             537               Olive Garden USA                              518
               6               Olive Garden Canada                             6
             ---               -------------------                           ---
             543               Total Olive Garden                            524

              32               Bahama Breeze                                  34

              69               Smokey Bones                                   39

               1               Seasons 52                                      1
           -----                                                           -----

           1,325               Total Restaurants                           1,271




                                     -MORE-

                                      -6-


                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)
                                   (Unaudited)



                                                       14 weeks       13 weeks             53 weeks      52 weeks
                                                        ended          ended                 ended         ended

                                                       5/30/2004      5/25/2003             5/30/2004     5/25/2003
                                                       ---------      ---------             ---------     ---------
Sales                                                 $1,359,171     $1,227,492            $5,003,355    $4,654,971
Costs and expenses:
  Cost of sales:
     Food and beverage                                   411,418        388,644             1,526,875     1,449,162
     Restaurant labor                                    442,290        386,590             1,601,258     1,485,046
     Restaurant expenses                                 197,043        181,859               767,584       703,554
       Total cost of sales (1)                        $1,050,751       $957,093            $3,895,717    $3,637,762
  Selling, general and administrative                    128,641        114,316               472,109       431,722
  Depreciation and amortization                           54,224         52,015               210,004       191,218
  Interest, net                                           11,349         10,946                43,659        42,597
  Asset impairment and restructuring charge,net           37,823          3,924                41,868         3,924
       Total costs and expenses                       $1,282,788     $1,138,294            $4,663,357    $4,307,223
Earnings before income taxes                              76,383         89,198               339,998       347,748
Income taxes                                             (22,667)       (28,088)             (108,536)     (115,488)
Net earnings                                             $53,716        $61,110              $231,462      $232,260

Net earnings per share:
  Basic                                                    $0.34          $0.36                 $1.42         $1.36
  Diluted                                                  $0.32          $0.35                 $1.36         $1.31

Average number of common shares outstanding:
  Basic                                                  160,300        168,000               163,500       170,300
  Diluted                                                166,900        173,400               169,700       177,400

(1) Excludes restaurant depreciation and
      amortization as follows:                           $50,271        $48,244              $195,486      $177,127

                                     -MORE-


                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)
                                   (Unaudited)


                                                                         05/30/2004            05/25/2003
ASSETS
Current assets:
   Cash and cash equivalents                                           $     36,694           $    48,630
   Receivables                                                               30,258                29,023
   Inventories                                                              198,781               173,644
   Prepaid expenses and other current assets                                 25,316                25,126
   Deferred income taxes                                                     55,258                49,206
       Total current assets                                            $    346,307           $   325,629
Land, buildings and equipment                                             2,250,616             2,157,132
Other assets                                                                183,425               181,872
       Total assets                                                      $2,780,348           $ 2,664,633

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                    $    174,624           $   175,991
   Short term debt                                                           14,500                    --
   Accrued payroll                                                          103,327                85,975
   Accrued income taxes                                                      48,753                67,975
   Other accrued taxes                                                       38,440                35,069
   Unearned revenues                                                         75,513                72,698
   Other current liabilities                                                228,324               202,201
       Total current liabilities                                       $    683,481           $   639,909
Long-term debt                                                              653,349               658,086
Deferred income taxes                                                       176,216               150,537
Other liabilities                                                            21,532                19,910
       Total liabilities                                               $  1,534,578           $ 1,468,442

Stockholders' equity:
   Common stock and surplus                                            $  1,584,115           $ 1,525,957
   Retained earnings                                                      1,197,921               979,443
   Treasury stock                                                        (1,483,768)           (1,254,293)
   Accumulated other comprehensive income                                    (9,959)              (10,489)
   Unearned compensation                                                    (41,401)              (42,848)
   Officer notes receivable                                                  (1,138)               (1,579)
       Total stockholders' equity                                      $  1,245,770           $ 1,196,191
             Total liabilities and stockholders' equity                $  2,780,348           $ 2,664,633

                                     -MORE-

                                      -8-

                            DARDEN RESTAURANTS, INC.
                   FOURTH QUARTER FY 2004 FINANCIAL HIGHLIGHTS
                      (In millions, except per share data)
                                   (Unaudited)



                                                       14 weeks       13 weeks              53 weeks      52 weeks
                                                         ended          ended                 ended        ended
                                                       5/30/2004      5/25/2003             5/30/2004     5/25/2003
                                                       ---------      ---------             ---------     ---------
Sales                                                   $1,359.2       $1,227.5              $5,003.4      $4,655.0

Net Earnings                                               $53.7          $61.1                $231.5        $232.3

Net Earnings per Share:
  Basic                                                    $0.34          $0.36                 $1.42         $1.36
  Diluted                                                  $0.32          $0.35                 $1.36         $1.31

Average number of common shares outstanding:
  Basic                                                    160.3          168.0                 163.5         170.3
  Diluted                                                  166.9          173.4                 169.7         177.4


                          -END-